Exhibit 99.01

News Release

Media Contact Spring Harris	Investor Contact Mary Lai
NortonLifeLock Inc.	NortonLifeLock Inc.
Press@NortonLifeLock.com	IR@NortonLifeLock.com

NortonLifeLock Names Sherrese Smith and Emily Heath to Board of Directors

Smith and Heath add deep data privacy, cybersecurity and information security expertise to Board

TEMPE, Ariz. – January 19, 2021 – NortonLifeLock (NASAQ: NLOK), a global leader in consumer Cyber Safety, today announced that Sherrese Smith and Emily Heath have been elected to NortonLifeLock’s Board of Directors (the “Board”), effective immediately. Ms. Smith, a media, technology and telecommunications partner and vice-chair with Paul Hastings LLP, brings extensive experience in data privacy and cybersecurity and breach response issues across the United States, European Union and Asia. Ms. Heath, chief trust and security officer with DocuSign, brings significant experience leading consumer-facing companies’ protection of information, people and devices.

“Sherrese and Emily are proven leaders with deep and direct experience in data privacy, cybersecurity and information security,” said Frank E. Dangeard, chairman of the board, NortonLifeLock. “As NortonLifeLock continues its transformation for growth, I am confident that they will make an immediate and positive impact on our Board and company.”

As a result of the successful transition of NortonLifeLock to a standalone consumer Cyber Safety company and the completion of Bain Capital Private Equity’s investment in NortonLifeLock, David Humphrey will be stepping down from the Board, effective immediately.

“On behalf of the Board, I wish to thank David for his contributions to NortonLifeLock over the last several years,” added Dangeard. “Together, we identified opportunities to unlock value for shareholders while helping ensure NortonLifeLock delivered on its vision to protect and empower people to live their digital lives safely. We wish him the best.”

About Sherrese Smith

Ms. Smith has served as a corporate partner at Paul Hastings LLP, a global law firm, since 2013, where she is a member of the firm’s media, technology and telecommunications practice and currently serves as Vice-Chair of the firm’s data privacy and cybersecurity practice. Ms. Smith regularly counsels companies on complex transactional and regulatory issues, including data privacy and cybersecurity and breach response issues across various jurisdictions (including the U.S., EU, and Asia). Prior to joining Paul Hastings, Ms. Smith served as Chief Counsel to Chairman Julius Genachowski at the Federal Communications Commission from 2009 to 2013, before which she was Vice President and General Counsel of Washington Post Digital, and served in other leadership positions from 2002 to 2009. Ms. Smith also currently serves as a member of the Board of Directors of Cable One, Inc., a broadband communications provider. Ms. Smith holds a bachelor’s degree in Finance from the University of South Carolina and a Juris Doctor from the Northwestern University Pritzker School of Law.

About Emily Heath

Ms. Heath has served as Senior Vice President, Chief Trust and Security Officer at DocuSign, a leading e-signature and Agreement Cloud company, since October 2019. Prior to that, Ms. Heath served as Vice President, Chief Information Security Officer at United Airlines, Inc. from February 2017 through October 2019. Before joining United Airlines, Ms. Heath held numerous positions at AECOM, an infrastructure consulting firm, from 2013 through 2017, most recently as its Vice President, Chief information Security Officer. Ms. Heath is a former Detective with the British Police where she led investigations into large scale investment frauds, identity theft and money laundering cases working with London’s Serious Fraud Office, the FBI and the SEC. Ms. Heath currently serves on the Board of Directors of LogicGate, Inc., a private cloud-based governance, risk and compliance management company. She went to school in the United Kingdom and is trained in multiple areas of investigations, risk and security.

About NortonLifeLock Inc.

NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety. Its vision is to protect and empower people to live their digital lives safely through a comprehensive product portfolio that helps secure the devices, identities, online privacy, and home and family needs of approximately 50 million consumers. NortonLifeLock is the consumer’s trusted ally in a complex digital world. For more information, please visit www.NortonLifeLock.com.

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